Exhibit 99.1

Shutterstock Announces Leadership Transition
Paul Hennessy to Step Down as Chief Executive Officer and Board Member; Rik Powell Appointed as Interim CEO

New York, NY - July 13, 2026 - Shutterstock, Inc. (NYSE: SSTK) (the “Company”), a family of brands delivering scalable creative and GenAI solutions to help customers fuel great work, today announced that Paul Hennessy has stepped down as the Company’s Chief Executive Officer and as a member of the Board of Directors, effective immediately. The Board has appointed Rik Powell, the Company’s Chief Financial Officer, to serve as Interim Chief Executive Officer, effective immediately. Powell has served as the Company’s Chief Financial Officer since November 2024 and started with the Company in June 2024 as Senior Vice President, Finance and Investor Relations. He will continue to serve as the Company’s CFO during this transition.

The Company is grateful for Paul Hennessy’s contributions to Shutterstock over the last 4 years as CEO and for the 11 years he has been a member of our Board of Directors. As is true across the technology industry, leadership evolution is critical to innovation and growth. The Board has full confidence in the Shutterstock leadership team to champion the business through its next chapter and believes Rik Powell is well equipped to serve as Interim CEO/CFO while the Board commences a process to identify the Company’s next permanent Chief Executive Officer.

To facilitate a seamless leadership transition, Hennessy will remain with the Company in a non-executive advisory capacity through August 7, 2026. The Board is also planning to engage a strategic advisor to assist the Company in formulating its go-forward strategy.

The Company’s second quarter 2026 earnings results call is currently scheduled for Thursday, August 6, 2026 at 8:30am ET.

ABOUT SHUTTERSTOCK
Shutterstock is in the business of turning ideas into impact. Powered by a global network of millions of creators and our cutting-edge technology, we provide businesses, creatives, and brand leaders with the essential, universal ingredients to make their work more effective. Shutterstock offers access to one of the world’s largest and most diverse collections of high-quality licensable assets, specialized training datasets, evaluation tools, and end-to-end strategic partnerships for the full model training lifecycle, as well as advertising and distribution solutions, exclusive editorial content, and full-service studio production—delivering unparalleled resources to fuel great work.

Discover our impact at www.shutterstock.com and connect with us on LinkedIn, Instagram, X, Facebook and YouTube.

Press Contact
Lori Rodney
press@shutterstock.com
917-563-4991